UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015 (December 16, 2015)

BioDelivery Sciences International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31361	35-2089858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4131 ParkLake Ave., Suite #225 Raleigh, NC	27612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-582-9050

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 16, 2015, BioDelivery Sciences International, Inc. (the “Company”) announced that Dr. Andrew L. Finn, Executive Vice President of Product Development at the Company (“Finn”), will voluntarily retire in good standing from his position, effective as of December 31, 2015 (the “Retirement Date”). The decision by Finn to retire from his position did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with this development, on December 16, 2015, the Company and Finn entered into a Retirement Agreement (the “Agreement”) setting forth the mutual understandings of the Company and Finn regarding his retirement from the Company. Along with containing customary terms and conditions, under the Agreement, Finn will receive (i) a $375,000 retirement bonus, payable quarterly in advance following his retirement, (ii) a customary cash bonus for services rendered by Finn during 2015, to be determined in accordance with the Company’s prevailing compensation policies and procedures and (iii) a customary equity bonus for services rendered by Finn during 2015, to be determined in accordance with the Company’s prevailing compensation policies and procedures. In addition: (i) Finn will be allowed to retain all of his fully vested options to purchase the Company’s common stock received under the Company’s equity incentive plans for the remaining life of such options, so long as such options have fully vested on or before the Retirement Date, and (ii) all unvested restricted stock units previously issued under the Company’s equity incentive plans and held by Finn as of the Retirement Date will be cancelled and, in lieu thereof, Finn will be awarded a one-time issuance of Company common stock based upon a net present valuation of the cancelled restricted stock units as set forth in the Retirement Agreement. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report, and any description of the terms of the Agreement are qualified by reference to the full text of the Agreement.

In conjunction with Finn’s retirement, the Company announced the promotions of Dr. Niraj Vasisht (“Vasisht”) to the position of Senior Vice President and Chief Technology Officer and Albert J. Medwar to the position of Senior Vice President, Corporate and Business Development. In addition, the Company announced that Finn’s responsibilities within the Company will be assumed by Dr. Sarah DeRossett, Vice President of Clinical Research and Medical Affairs, but Dr. DeRossett will retain her title. A copy of the press release disclosing the promotions, along with Finn’s retirement, is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In approving Vasisht’s promotion, the Company’s Board of Directors determined and approved that the person fulfilling the role of Chief Technology Officer of the Company should be a “named executive officer” of the Company and, as a result, Vasisht will be a “named executive officer” of the Company effective January 1, 2016.

Vasisht and the Company are parties to an employment agreement, dated October 1, 2008, which is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. The agreement includes a base salary (which was subject to modification with the approval of our Compensation Committee and is set at $310,000 for 2015), a target bonus equal to a percentage of his base salary (also subject to modification with the approval of our Compensation Committee and is now 40%), and other employee benefits.

The Company may terminate Vasisht’s employment agreement without cause and Vasisht may resign upon 30 days advance written notice. The Company may immediately terminate Vasisht’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Vasisht’s employment for any reason, Vasisht will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable Company arrangements. If Vasisht is terminated during the term of the employment agreement other than for Good Cause, Vasisht is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Vasisht will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 1.5. In addition, Vasisht’s employment agreement will terminate prior to its scheduled expiration date in the event of Vasisht’s death or disability.

Vasisht’s employment agreement also includes a two-year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement. Under the terms of this agreement, Vasisht is also entitled to the following benefits: medical, dental and disability, and 401(k).

A copy of Vasisht’s employment agreement is filed as Exhibit 10.2 to this Current Report, and any description of the terms of Vasisht’s employment agreement are qualified by reference to the full text of such agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Retirement Agreement, dated December 16, 2015, by and between the Company and Finn.

10.2	Employment Agreement, dated October 1, 2008, by and between the Company and Vasisht.

99.1	Press Release, dated December 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 18, 2015	BIODELIVERY SCIENCES INTERNATIONAL, INC.

	By:	/s/ Ernest R. De Paolantonio
Name: Ernest R. De Paolantonio
Title: Chief Financial Officer, Treasurer and Secretary